Exhibit 10.1(b)

Exhibit A

CHICAGO BRIDGE & IRON

SAVINGS PLAN

(As amended and restated as of January 1, 2008)

Third Amendment

Pursuant to resolution of the Board of Directors of Chicago Bridge & Iron Company, a Delaware corporation (“Company) dated December     , 2009, the Chicago Bridge & Iron Savings Plan, as amended and restated as of January 1, 2008, and subsequently amended (“Plan”), is hereby further amended in this Third Amendment as follows:

1. Subsection 5.06 of the Plan is amended to read as follows:

5.06 Allocation of Income or Loss. Any income or loss for the applicable Plan Year attributable to contributions distributed pursuant to Sections 5.01, 5.02 or 5.03 shall be distributed or forfeited, as applicable. The Plan Administrator shall determine such distributable income or loss by computing income or loss attributable to distributed contributions for the completed Plan Year using any reasonable method permitted under Treas. Reg. §§ 1.401(k)-2(b)(2)(iv), 1.401(m)-2(b)(2)(iv), and 1.402(g)-1(e)(5), as applicable; provided that the method does not violate Section 401(a)(4) of the Code, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ Accounts. No income (or loss) shall be distributed for the period between the end of the applicable Plan Year and the date of distribution.

1. The foregoing amendment shall be effective as of January 1, 2009.

Dated: December 18, 2009.

By:	/s/ Philip K. Asherman
Director, Chicago Bridge & Iron Company